Filed pursuant to rule 424(b)(3)
Registration No. 333-145686
IMPORTANT NOTICE
1. SIERRA PACIFIC RESOURCES CHANGES NAME, TICKER SYMBOL AND CUSIP
2. CHANGE IN CERTIFICATE POLICY
Dear Investor:
     We are pleased to announce that on November 19, 2008, shareholders voted to amend our Company’s Restated Articles of Incorporation to change our name from “Sierra Pacific Resources” to “NV Energy, Inc.” Subsequently, our Company’s stock previously traded on the New York Stock Exchange under the symbol “SRP” will now trade under the symbol “NVE.” In addition to a new ticker symbol, our CUSIP has changed as well. The new CUSIP is 67073Y 106. The Company believes that the new name more accurately reflects our commitment to Nevada and our focus on diverse energy strategies for Nevadans.
     In addition to the change in our name, we have adopted a new certificate policy. In an effort to reduce costs to our shareholders and be good stewards for our environment, the Board of Directors has decided that all future shares will be registered electronically and no physical certificates will be issued. For any transactions involving a stock certificate bearing the name “Sierra Pacific Resources,“ Wells Fargo Shareowner Services will complete the transaction and mail a Direct Registration System (DRS) Position Statement directly to the registered owner of securities. (For more information regarding DRS, please refer to item 31 in the Plan Prospectus.)
UPDATES TO OUR PROSPECTUS
Name Change
     Please note that any references in the enclosed Plan Prospectus to “Sierra Pacific Resources,” “Sierra Pacific,” “we,” “us,” “our,” or similar references now refer specifically to “NV Energy, Inc.” This change is a result of an amendment to our Restated Articles of Incorporation that was approved by our stockholders November 19, 2008. The rights, preferences and privileges of stockholders holding existing certificates and uncertificated shares will be the same as holders of uncertificated shares evidencing the new name, “NV Energy, Inc.
Physical Certificate Policy
     Please be advised that any reference to certificates in the enclosed Plan refer to certificates that have already been issued. Paragraph two under Number 28 of the enclosed Prospectus no longer applies. Certificates may not be requested at any time.
General Information
Account information is available 24 hours a day, 7 days a week, through, our transfer agent, Wells Fargo Shareowner Services:
1-877-778-6783   Fax: 651-450-4085
For Company information, Shareholder Services is available from 7:00 a.m. to 5:00 p.m. Pacific Standard Time, Monday through Friday. Tel: 1-800-662-7575, Option 2   Tel: 775-834-3610 (outside the United States)
Internet Access
Company Information — www.nvenergy.com
Account Information — www.shareowneronline.com
General Information — www.wellsfargo.com/shareownerservices
Thank you for your interest in NV Energy Inc. Common Stock Investment Plan.